Exhibit 99.1

For More Information Contact:
Investors:	Media:
Jayne L. Cavuoto-Krafchik	Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Announces Securitization Backed by $750 Million in Mortgage Loans

Woodbury, NY - March 7, 2005 - Delta Financial Corporation (Amex: DFC) today announced that it has priced a securitization backed by $750 million of mortgage loans through its subsidiary, Renaissance Mortgage Acceptance Corp. The Renaissance Home Equity Loan Trust 2005-1 is a senior subordinate structure, with fully funded over-collateralization (credit enhancement) at closing. Standard & Poor’s and Moody’s Investors Services, Inc. rated the securities. The securitization was co-lead managed by Citicorp Global Markets and Friedman, Billings, Ramsey Group, Inc, and co-managed by RBS Greenwich Capital Markets, Inc.

About the Company
Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming residential mortgage loans. Delta’s loans are primarily secured by first mortgages on one-to-four family properties. Delta originates non-conforming mortgage loans primarily in 29 states. Loans are originated through a network of approximately 2,300 independent brokers and the Company’s retail offices. Since 1991, Delta has completed 42 asset-backed securitizations, collateralized by approximately $11.6 billion in mortgage loans.